EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 27, 2021

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2021 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.33 FOR THE CURRENT QUARTER AS COMPARED TO $0.40 FOR THE TRAILING QUARTER, AND $0.17 FOR THE THIRD QUARTER OF 2020.
•NET INTEREST MARGIN INCREASED BY THREE BASIS POINTS TO 2.99% COMPARED TO 2.96% FOR THE TRAILING QUARTER, AND BY 49 BASIS POINTS COMPARED TO 2.50% FOR THE THIRD QUARTER OF 2020.
•TOTAL LOANS, EXCLUDING PAYCHECK PROTECTION PROGRAM ("PPP") LOANS, INCREASED $59.4 MILLION, OR 6.5% ANNUALIZED, DURING THE QUARTER.
•DEPOSITS, EXCLUDING BROKERED, INCREASED $98.8 MILLION, OR 9.9% ANNUALIZED DURING THE QUARTER. THE AVERAGE COST OF DEPOSITS DECREASED TO 14 BASIS POINTS FROM 16 BASIS POINTS FOR THE TRAILING QUARTER. AT SEPTEMBER 30, 2021 OUR COST OF DEPOSITS WAS 0.11%.
•CREDIT QUALITY AT SEPTEMBER 30, 2021, REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AND TOTAL ASSETS AT 0.20% AND 0.14%, RESPECTIVELY, COMPARED TO 0.23% AND 0.17%, RESPECTIVELY, AT JUNE 30, 2021.
•REPURCHASED 1,323,607 SHARES TOTALING APPROXIMATELY $22.0 MILLION.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE NOVEMBER 24, 2021, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 10, 2021.

WOODBRIDGE, N.J., OCTOBER 27, 2021 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (or the “Company”), the holding company for Northfield Bank, reported diluted earnings per common share of $0.33 and $1.11 for the three and nine months ended September 30, 2021, respectively, as compared to $0.17 and $0.50 per diluted share for the three and nine months ended September 30, 2020, respectively. Major factors impacting 2021 earnings include a negative provision for credit losses for loans and the acceleration of income earned on Paycheck Protection Program (“PPP”) loans. Earnings for the three and nine months ended September 30, 2021, included a negative provision for credit losses on loans of $148,000 and $6.2 million, respectively, reflecting continued improvement in the economic forecast and asset quality, as compared to a provision for loan losses of $165,000 and $10.3 million for the three and nine months ended September 30, 2020, respectively, under the incurred loss methodology. The provision for loan losses for the three and nine months ended September 30, 2020, included incremental loss provisions of $1.8 million and $8.0 million, respectively, related to additional factors considered for economic uncertainties related to the Coronavirus 2019 (“COVID-19”) pandemic, under the incurred loss methodology. Additionally, earnings for the nine months ended September 30, 2021, benefited from net interest income generated from accelerated accretion of fees related to the forgiveness of PPP loans of $4.3 million, a gain on sale of loans of $1.4 million, and $1.9 million of accretable income related to the payoffs of purchased credit deteriorated (“PCD”) loans. Earnings for the three and nine months ended September 30, 2020, included merger-related expenses of $3.9 million and $4.3 million, respectively. Earnings for the nine months ended September 30, 2020 also included a gain on sale of loans of $665,000.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “I’m pleased to announce that Northfield has reported another quarter of strong financial performance. Our team of community banking professionals remains committed to the fundamentals of serving our business and retail customers, growing our loan and deposit relationships, diversifying our loan portfolio and growing low-cost transaction deposit accounts.” Mr. Klein also noted, “Our successes continue to be highlighted by a culture of prudent risk management, expense discipline and strong asset quality.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable November 24, 2021, to stockholders of record on November 10, 2021.”

Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2021 and 2020

Net income was $54.6 million and $23.9 million for the nine months ended September 30, 2021 and September 30, 2020, respectively. Significant variances from the comparable prior year period are as follows: a $24.5 million increase in net interest income, a $16.5 million decrease in the provision for credit losses on loans, a $2.8 million increase in non-interest income, a $1.1 million increase in non-interest expense, and a $12.0 million increase in income tax expense.

Net interest income for the nine months ended September 30, 2021, increased $24.5 million, or 26.4%, to $117.3 million, from $92.8 million for the nine months ended September 30, 2020, primarily due to a $306.1 million, or 6.3%, increase in the average balance of interest-earning assets and a 48 basis point increase in net interest margin to 3.02% from 2.54% for the nine months ended September 30, 2020. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans outstanding of $285.3 million and the average balance of mortgage-backed securities of $28.4 million, partially offset by decreases in the average balance of other securities of $2.5 million, the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $3.7 million, and the average balance of interest-earning deposits in financial institutions of $1.4 million.

The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest earning assets. Yields on interest-earning assets decreased six basis points to 3.36% for the nine months ended September 30, 2021, from 3.42% for the nine months ended September 30, 2020. The cost of interest-bearing liabilities decreased by 65 basis points to 0.46% for the nine months ended September 30, 2021, from 1.11% for the nine months ended September 30, 2020, primarily driven by lower cost of deposits due to the low interest rate environment and a change in the composition of the deposit portfolio as the average balance of transaction accounts increased and the average balance of certificates of deposit decreased. Net interest income for the nine months ended September 30, 2021, included loan prepayment income of $3.1 million as compared to $1.1 million for the nine months ended September 30, 2020. The Company accreted interest income related to PCD loans of $3.4 million for the nine months ended September 30, 2021, as compared to $2.2 million for the nine months ended September 30, 2020. The increase in accretable interest income was primarily related to payoffs of PCD loans in the first quarter of 2021. Also contributing to the increase in net interest income was the recognition of fees related to PPP loans paid-off. Fees recognized from PPP loans totaled $4.3 million for the nine months ended September 30, 2021, as compared to $0 for the nine months ended September 30, 2020.

The provision for credit losses on loans decreased by $16.5 million to a negative provision of $6.2 million for the nine months ended September 30, 2021, compared to a provision of $10.3 million for the nine months ended September 30, 2020, driven by continued improvement in the economic forecast and asset quality. The improvement in asset quality is primarily attributable to an improvement in risk ratings as loans previously modified for COVID-19 relief returned to payment status. The higher provision for loan losses in 2020 was primarily due to increases in qualitative factors used in determining the adequacy of the allowance for credit losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic, under the incurred loss methodology. Net charge-offs were $2.9 million for the nine months ended September 30, 2021, primarily related to PCD loans, as compared to $260,000 for the nine months ended September 30, 2020.

On January 1, 2021, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax. At adoption, the Company increased its allowance for credit losses by $11.1 million, comprised of $10.4 million and $737,000, respectively, for loans and unfunded commitments, including $6.8 million related to PCD loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity.

Non-interest income increased $2.8 million to $10.2 million for the nine months ended September 30, 2021, from $7.4 million for the nine months ended September 30, 2020, due primarily to: an increase of $1.1 million in fees and service charges for customer services, as the prior year period reflected fees waived and fewer transactions related to lower consumer spending in the early part of the pandemic; an increase of $871,000 in gains on sales of available-for-sale debt securities, net; an increase of $699,000 in gains on trading securities, net; and a $736,000 increase in gains on sales of loans. The increase in gains on sales of loans resulted from the sales of approximately $126.3 million of multifamily loans for gains of $1.4 million in the second quarter of 2021, compared to sales of $47.5 million of multifamily loans for gains of $665,000 in the second quarter of 2020. The Company periodically considers the sale of loans to manage its overall risk profile, including consideration of interest rate risk, concentration risk and capital deployment opportunities. For the nine months ended September 30, 2021, gains on trading securities were $1.1 million as compared to gains of $397,000 for the nine months ended September 30, 2020. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. Partially offsetting the increases, was a $526,000 decrease in other income primarily due to lower swap fee income for the nine months ended September 30, 2021, compared to the comparable prior year period due to a lower volume of such transactions in 2021.

Non-interest expense increased $1.1 million, or 2.0%, to $58.5 million for the nine months ended September 30, 2021, compared to $57.3 million for the nine months ended September 30, 2020. This was due primarily to a $633,000 increase in employee compensation and benefits, $699,000 of which is attributable to the increase in the Company's deferred compensation plan expense, which as discussed above has no effect on net income, as well as increases in salary and medical benefit expenses associated with the addition of employees from the acquisition of VSB Bancorp, Inc. (“Victory”) on July 1, 2020, partially offset by change-in-control and severance compensation paid to former Victory employees in the prior year period. Additionally, occupancy expense increased by $1.0 million, primarily related to additional branches from the Victory acquisition, renovation of existing branches, and higher snow removal costs in the first quarter of 2021. FDIC insurance premiums increased by $481,000 due to an increase in the insurance assessment rate. Other expense increased by $646,000, primarily due to an increase in the reserve for unfunded commitments. Partially offsetting the increases was an $806,000 decrease in professional fees, primarily due to reduced merger-related costs and a $1.2 million decrease in data processing costs as the prior year period included a contract termination penalty of $1.3 million on the completion of Victory's core system conversion.

The Company recorded income tax expense of $20.7 million for the nine months ended September 30, 2021, compared to $8.6 million for the nine months ended September 30, 2020. The effective tax rate for the nine months ended September 30, 2021, was 27.5% compared to 26.5% for the nine months ended September 30, 2020. The higher effective tax rate was primarily due to higher taxable income. Additionally, on April 19, 2021, the Governor of New York signed into law an increase in the tax rate from 6.5% to 7.25%.
Comparison of Operating Results for the Three Months Ended September 30, 2021 and 2020

Net income was $16.1 million and $8.6 million for the quarters ended September 30, 2021 and September 30, 2020, respectively. Significant variances from the comparable prior year quarter are as follows: a $5.8 million increase in net interest income, a $313,000 decrease in the provision for credit losses on loans, a $394,000 decrease in non-interest income, a $4.8 million decrease in non-interest expense, and a $3.0 million increase in income tax expense.

Net interest income for the quarter ended September 30, 2021, increased $5.8 million, or 17.8%, primarily due to a 49 basis point increase in net interest margin to 2.99% from 2.50% for the quarter ended September 30, 2020, offset by a decrease in average interest-earning assets of $85.3 million, or 1.6%. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of mortgage-backed securities of $127.3 million, the average balance of interest-earning deposits in financial institutions of $79.9 million, and the average balance of FHLBNY stock of $6.7 million, partially offset by increases in the average balance of loans outstanding of $95.0 million and the average balance of other securities of $33.6 million.

The increase in net interest margin was primarily due to higher yields on interest-earning assets which increased by 10 basis points to 3.28% for the quarter ended September 30, 2021, from 3.18% for the quarter ended September 30, 2020, and a decrease in the cost of interest-bearing liabilities which decreased by 47 basis points to 0.40% for the quarter ended September 30, 2021, from 0.87% for the quarter ended September 30, 2020, driven primarily by a lower cost of deposits due to the low interest rate environment and a change in the composition of the deposit portfolio as the average balance of transaction accounts increased and the average balance of certificates of deposit decreased. Net interest income for the quarter ended September 30, 2021, included loan prepayment income of $902,000, as compared to $91,000 for the quarter ended September 30, 2020. The Company accreted interest income related to PCD loans of $356,000 for the three months ended September 30, 2021, as compared to $648,000 for quarter ended September 30, 2020. Fees recognized from PPP loans totaled $1.5 million for the quarter ended September 30, 2021, as compared to $0 for the quarter ended September 30, 2020.

The provision for credit losses on loans decreased by $313,000 to a negative provision of $148,000 for the quarter ended September 30, 2021, from a provision of $165,000 for the quarter ended September 30, 2020, driven by continued improvement in the economic forecast and asset quality. The improvement in asset quality is primarily attributable to an improvement in risk ratings as loans previously modified for COVID-19 relief returned to payment status. The higher provision for loan losses in the prior year quarter was primarily due to increases in the qualitative factors used in determining the adequacy of the allowance for credit losses related to unemployment and loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic, under the incurred loss methodology. Net charge-offs were $484,000 for the quarter ended September 30, 2021, primarily related to unsecured non-accrual commercial and industrial loans that were previously fully provided for, compared to net recoveries of $31,000 for the quarter ended September 30, 2020.

Non-interest income decreased by $394,000, or 13.0%, to $2.6 million for the quarter ended September 30, 2021, from $3.0 million for the quarter ended September 30, 2020, primarily due to an $838,000 decrease in gains on trading securities, net, and a $210,000 decrease in other income, primarily lower swap fee income. For the quarter ended September 30, 2021, gains (losses) on trading securities, net, included losses of $75,000 related to the Company’s trading portfolio, compared to gains of $763,000 in the comparative prior year quarter. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. The decreases were partially offset by increases of $361,000 in fees and service charges for customers, as the prior year quarter reflected certain fees waived and lower consumer spending during the early part of the pandemic, and an increase of $325,000 in gains on available-for-sale debt securities, net.
Non-interest expense decreased by $4.8 million, or 20.0%, to $19.0 million for the quarter ended September 30, 2021, from $23.8 million for the quarter ended September 30, 2020. The decrease was due primarily to: a $3.0 million decrease in compensation and employee benefits, attributable to change-in-control and severance compensation paid to former Victory employees in the prior year period and a decrease in expense related to the Company's deferred compensation plan, which has no effect on net income; a $1.5 million decrease in data processing fees, $1.3 million of which relates to a contract termination penalty paid in the prior year quarter on the completion of Victory's core system conversion; a $390,000 decrease in professional fees, primarily due to decreased merger-related costs; and a $115,000 decrease in occupancy expense. The decreases were partially offset by a $152,000 increase in advertising expense, and a $110,000 increase in other expense, primarily attributable to an increase in the reserve for unfunded commitments.

The Company recorded income tax expense of $6.1 million for the quarter ended September 30, 2021, compared to $3.1 million for the quarter ended September 30, 2020. The effective tax rate for the quarter ended September 30, 2021, was 27.4% compared to 26.5% for the quarter ended September 30, 2020. The higher effective tax rate was primarily due to higher taxable income. Additionally, on April 19, 2021, the Governor of New York signed into law an increase in the tax rate from 6.5% to 7.25%.

Comparison of Operating Results for the Three Months Ended September 30, 2021 and June 30, 2021

Net income was $16.1 million and $19.8 million for the quarters ended September 30, 2021, and June 30, 2021, respectively. Significant variances from the prior quarter are as follows: a $3.6 million decrease in the negative provision for credit losses on loans, a $2.3 million decrease in non-interest income, an $836,000 decrease in non-interest expense, and a $1.6 million decrease in income tax expense.

Net interest income for the quarter ended September 30, 2021, decreased by $270,000, or 0.7%, primarily due to a $139.6 million, or 2.7%, decrease in average interest-earning assets, offset by a three basis point increase in net interest margin to 2.99% from 2.96% for the quarter ended June 30, 2021. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of loans outstanding of $130.5 million and in the average balance of mortgage-backed securities of $43.2 million, partially offset by increases in the average balance of other securities of $17.9 million, and the average balance of interest-earning deposits in financial institutions of $20.9 million.

The increase in net interest margin was primarily due to the decrease in the cost of interest bearing liabilities outpacing the decrease in yields on interest-earning assets. Yields on interest-earning assets decreased by three basis points to 3.28% for the quarter ended September 30, 2021, from 3.31% for the quarter ended June 30, 2021. The cost of interest-bearing liabilities decreased by seven basis points to 0.40% for the quarter ended September 30, 2021, from 0.47% for the quarter ended June 30, 2021. Net interest income for the quarter ended September 30, 2021, included loan prepayment income of $902,000 as compared to $1.3 million for the quarter ended June 30, 2021. The Company accreted interest income related to PCD loans of $356,000 for the quarter ended September 30, 2021, as compared to $443,000 for the quarter ended June 30, 2021. Net interest income for the quarters ended September 30, 2021, and June 30, 2021, included PPP fee income of approximately $1.5 million and $1.6 million, respectively.

The provision for credit losses on loans increased by $3.6 million to a negative provision of $148,000 for the quarter ended September 30, 2021, from a negative provision of $3.7 million for the quarter ended June 30, 2021. The increase was primarily due to the economic outlook remaining stable in the current quarter, as compared to an improvement in the June quarter. Net charge-offs were $484,000 for the quarter ended September 30, 2021, as compared to net charge-offs of $3,000 for the quarter ended June 30, 2021. Net charge-offs for the quarter ended September 30, 2021, were primarily related to unsecured non-accrual commercial and industrial loans that were previously fully provided for.

Non-interest income decreased by $2.3 million, or 46.5%, to $2.6 million for the quarter ended September 30, 2021, from $4.9 million for the quarter ended June 30, 2021. The decrease was primarily due to a decrease of $1.4 million related to a gain on the sale of multifamily loans in the quarter ended June 30, 2021, a decrease of $139,000 in gains on available-for-sale debt securities, net, and a decrease of $882,000 in gains on trading securities, net. For the quarter ended September 30, 2021, losses on trading securities, net, were $75,000, compared to gains of $807,000 for the quarter ended June 30, 2021.

Non-interest expense decreased by $836,000, or 4.2%, to $19.0 million for the quarter ended September 30, 2021, from $19.9 million for the quarter ended June 30, 2021, primarily due to a $472,000 decrease in compensation and employee benefits, a $260,000 decrease in data processing fees, a $75,000 decrease in occupancy expense, and a $108,000 decrease in advertising expense, partially offset by a $106,000 increase in other expenses.

The Company recorded income tax expense of $6.1 million for the quarter ended September 30, 2021, compared to $7.6 million for the quarter ended June 30, 2021. The effective tax rate for the quarter ended September 30, 2021 was 27.4%, compared to 27.8% for the quarter ended and June 30, 2021.

Financial Condition
Total assets decreased by $116.5 million, or 2.1%, to $5.40 billion at September 30, 2021, from $5.51 billion at December 31, 2020. The decrease was primarily due to a decrease in available-for-sale debt securities of $180.0 million, or 14.2%, and a decrease in total loans of $26.2 million, or 0.7%, partially offset by an increase in cash and cash equivalents of $86.2 million, or 98.4%.
As of September 30, 2021, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 458.0%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $86.2 million, or 98.4%, to $173.7 million at September 30, 2021, from $87.5 million at December 31, 2020, primarily due to the liquidity obtained from loans and securities sales or paydowns as well as growth in deposits. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $6.3 million and was $3.82 billion at September 30, 2021 and December 31, 2020. The decrease was primarily due to the $126.3 million sale of a portfolio of multifamily loans, loan prepayments, and PPP loan forgiveness, partially offset by loan growth. Construction and land loans decreased by $48.1 million, or 64.7%, to $26.2 million at September 30, 2021 from $74.3 million at December 31, 2020, one-to-four family residential loans decreased by $23.8 million, or 11.3%, to $187.1 million at September 30, 2021, from $210.8 million at December 31, 2020, and PPP loans decreased by $53.6 million, or 42.4%, to $72.9 million at September 30, 2021, from $126.5 million at December 31, 2020. Through September 30, 2021, 1,427 borrowers have received forgiveness payments totaling approximately $134.3 million. The decreases were primarily offset by increases in commercial real estate loans of $66.4 million, or 9.3%, to $783.4 million at September 30, 2021 from $717.0 million at December 31, 2020, and multifamily real estate loans of $37.0 million, or 1.5%, to $2.55 billion at September 30, 2021, from $2.51 billion at December 31, 2020, and, to a lesser extent, increases in commercial and industrial loans (excluding PPP loans) of $13.0 million and home equity loans of $10.9 million.

Loans originated under the PPP are authorized by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP loans are administered by the Small Business Administration ("SBA"), which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. The Company began accepting and funding loans under this program in April 2020. There were 733 PPP loans outstanding totaling $72.9 million at September 30, 2021, compared to 1,275 loans outstanding totaling $126.5 million at December 31, 2020. During the nine months ended September 30, 2021, the Company originated and the SBA approved funding for $81.4 million of PPP loans, and 1,498 borrowers. PPP provides for lender processing fees that range from 1% to 5% of the final disbursement made to individual borrowers. As of September 30, 2021, we have received loan processing fees of $9.5 million, of which $6.2 million has been recognized in earnings, including $4.3 million recognized in the nine months ended September 30, 2021. The remaining unearned fees will be recognized in income over the remaining term of the loans.

There were no loans held-for-sale at September 30, 2021 compared to $19.9 million at December 31, 2020. At December 31, 2020, loans held-for-sale were comprised of commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and had not returned to contractual payments after 180 days of relief. The sale of these loans was completed in March 2021.
PCD loans totaled $16.1 million at September 30, 2021, and $18.5 million at December 31, 2020. Upon adoption of the CECL accounting standard on January 1, 2021, the allowance for credit losses related to PCD loans was recorded through a gross-up that increased the amortized cost-basis of PCD loans by $6.8 million with a corresponding increase to the allowance for credit losses. The decrease in the PCD loan balance at September 30, 2021 was due to PCD loans being sold and paid off during the period. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $356,000 and $3.4 million attributable to PCD loans for the three and nine months ended September 30, 2021, respectively, as compared to $648,000 and $2.2 million for the three and nine months ended September 30, 2020, respectively. The increase in income accreted for the nine months ended September 30, 2021, was related to the payoff of PCD loans. PCD loans had an allowance for credit losses of approximately $4.8 million at September 30, 2021.

Loan balances are summarized as follows (dollars in thousands):

	September 30, 2021	June 30, 2021	December 31, 2020
Real estate loans:
Multifamily	$2,546,296	$2,496,613	$2,509,310
Commercial mortgage	783,355	735,303	716,973
One-to-four family residential mortgage	187,051	193,976	210,817
Home equity and lines of credit	102,023	99,814	91,126
Construction and land	26,205	63,125	74,318
Total real estate loans	3,644,930	3,588,831	3,602,544
Commercial and industrial loans	80,773	76,872	67,817
PPP loans	72,947	132,708	126,535
Other loans	2,255	2,170	3,029
Total commercial and industrial, PPP, and other loans	155,975	211,750	197,381
Deferred origination loan costs, net (1)	—	—	4,795
Loans held-for-investment, net (excluding PCD/PCI)	3,800,905	3,800,581	3,804,720
PCD/PCI loans	16,054	16,692	18,518
Total loans held-for-investment, net	$3,816,959	$3,817,273	$3,823,238

(1) Under CECL (September and June 2021) origination deferred fees, deferred fees on acquired loans, and purchase accounting adjustments in connection with loans acquired are included in loans by respective portfolio.

The following tables detail multifamily real estate originations for the nine months ended September 30, 2021 and 2020 (dollars in thousands):

For the Nine Months Ended September 30, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$544,502	3.13%	63%	74	V	10 to 30 Years

For the Nine Months Ended September 30, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$309,209	3.61%	60%	88	V	25 to 30 Years
1,500	4.40%	47%	180	F	15 Years
$310,709	3.62%	60%

The Company’s available-for-sale debt securities portfolio decreased by $180.0 million, or 14.2%, to $1.08 billion at September 30, 2021, from $1.26 billion at December 31, 2020. The decrease was primarily attributable to paydowns, maturities, calls, and sales. At September 30, 2021, $923.3 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $2.3 million in U.S. Government agency securities, $159.1 million in corporate bonds, all of which were considered investment grade at September 30, 2021, and $78,000 in municipal bonds.

Equity securities increased by $5.0 million to $5.2 million at September 30, 2021, from $253,000 at December 31, 2020, due to the purchase of an investment in an SBA Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities decreased $101.7 million, or 2.1%, to $4.66 billion at September 30, 2021, from $4.76 billion at December 31, 2020. The decrease was primarily attributable to a decrease in Federal Home Loan Bank and other borrowings of $145.0 million and a decrease in securities sold under agreements to repurchase of $25.0 million, partially offset by an increase in deposits of $64.8 million and an increase in advance payments by borrowers for taxes and insurance of $3.8 million and an increase in accrued expenses and other liabilities of $1.3 million.

Deposits increased $64.8 million, or 1.6%, to $4.14 billion at September 30, 2021, as compared to $4.08 billion at December 31, 2020. The increase was attributable to increases of $324.8 million in transaction accounts and $26.9 million in savings accounts, partially offset by a decrease of $173.3 million in money market accounts and $113.7 million in certificates of deposit. We continue to see balance runoff from high cost money market and certificates of deposit categories as we have strategically chosen not to compete on rate at this time.

Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2021	June 30, 2021	December 31, 2020
Transaction:
Non-interest bearing checking	$869,008	$826,823	$695,831
Negotiable orders of withdrawal and interest-bearing checking	1,056,876	979,788	905,208
Total transaction	1,925,884	1,806,611	1,601,039
Savings and money market:
Savings	1,167,661	1,159,566	1,140,717
Money market	639,868	628,979	713,168
Brokered money market	—	—	100,000
Total savings	1,807,529	1,788,545	1,953,885
Certificates of deposit:
Brokered deposits	37,827	103,533	47,827
$250,000 and under	298,768	324,480	374,344
Over $250,000	71,372	85,100	99,456
Total certificates of deposit	407,967	513,113	521,627
Total deposits	$4,141,380	$4,108,269	$4,076,551

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2021	June 30, 2021	December 31, 2020

Business customers	$1,165,828	$1,088,642	$977,778
Municipal customers	$606,829	$547,920	$501,040

Borrowings and securities sold under agreements to repurchase decreased to $421.8 million at September 30, 2021, from $591.8 million at December 31, 2020. The decrease in borrowings for the period was largely due to the maturity and replacement of FHLB borrowings with lower cost deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at September 30, 2021 (dollars in thousands):

Year	Amount	Weighted Average Rate
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
Thereafter	45,000	1.45%
	$415,000	2.13%

Total stockholders’ equity decreased by $14.8 million to $739.2 million at September 30, 2021, from $754.0 million at December 31, 2020. The decrease was attributable to $46.8 million in stock repurchases, $18.2 million in dividend payments, and a $5.5 million decrease in accumulated other comprehensive income associated with a reduction in unrealized gains on our debt securities available-for-sale portfolio, partially offset by net income of $54.6 million for the nine months ended September 30, 2021, and a $4.1 million increase in equity award activity. The Company repurchased 2,966,701 shares of its common stock outstanding at an average price of $15.79 for a total of $46.8 million during the nine months ended September 30, 2021, pursuant to the approved stock repurchase plans. As of September 30, 2021, the Company had approximately $14.7 million in remaining capacity under its current repurchase program. In connection with the adoption of CECL, effective January 1, 2021, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax, to establish initial allowances against credit losses on loans and off-balance sheet credit exposures.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at September 30, 2021 (dollars in thousands):

Cash and cash equivalents(1)	$157,795
Corporate bonds	$148,559
Multifamily loans(2)	$1,433,614
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$414,676

(1) Excludes $15,899 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At September 30, 2021, the Company and the Bank's estimated CBLR ratios were 12.89% and 11.97% respectively, which exceeded the minimum requirement to be considered well-capitalized of 8%. As a result of the COVID-19 pandemic the Federal Regulators have lowered the CBLR ratio to 8%, which will phase back to the original legislation of 9% by 2022.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2021, June 30, 2021, and December 31, 2020 (dollars in thousands):

	September 30, 2021	June 30, 2021	December 31, 2020
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$4,867	$5,028	$6,229
One-to-four family residential	314	320	906
Construction and land	—	1,107	—
Multifamily	1,903	1,131	1,153
Home equity and lines of credit	126	128	191
Commercial and industrial	35	407	37
Other	—	3	—
Total non-accrual loans	7,245	8,124	8,516
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	206	216	500
One-to-four family residential	60	223	174
Home equity and lines of credit	6	98	—
Commercial and industrial	—	194	436
Other	—	—	3
Total loans held-for-investment delinquent 90 days or more and still accruing	272	731	1,113
Non-performing loans held-for-sale	—	—	19,895
Total non-performing loans	7,517	8,855	29,524
Other real estate owned	100	100	—
Total non-performing assets	$7,617	$8,955	$29,524
Non-performing loans to total loans	0.20%	0.23%	0.77%
Non-performing assets to total assets	0.14%	0.17%	0.54%
Loans subject to restructuring agreements and still accruing	$7,531	$7,603	$7,697
Accruing loans 30 to 89 days delinquent	$8,294	$5,884	$13,982

Other Real Estate Owned

Other real estate owned is comprised of one property acquired during the nine months ended September 30, 2021, as a result of foreclosure. The property is located in New Jersey and had a carrying value of approximately $100,000 and was included in other assets on the consolidated balance sheet at September 30, 2021.

Non-performing Loans Held-for-Sale

Non-performing loans held for sale at December 31, 2020, totaled $19.9 million and were comprised of high risk commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and had not returned to contractual payments after 180 days of relief. The sale of these loans was completed in the first quarter of 2021.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $8.3 million, $5.9 million, and $14.0 million at September 30, 2021, June 30, 2021, and December 31, 2020, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2021, June 30, 2021, and December 31, 2020 (dollars in thousands):

	September 30, 2021	June 30, 2021	December 31, 2020
Held-for-investment
Real estate loans:
Commercial	$1,731	$2,654	$8,792
One-to-four family residential	1,094	1,219	1,152
Multifamily	3,310	1,686	1,893
Construction and land	—	—	994
Home equity and lines of credit	357	203	380
Commercial and industrial loans	318	122	760
PPP loans	1,478	—	—
Other loans	6	—	11
Total delinquent accruing loans held-for-investment	$8,294	$5,884	$13,982

The increase in delinquent multifamily loans is primarily due to one loan of $2.2 million which became delinquent during the current quarter. The loan is well secured by a residential apartment building in Brooklyn, New York, with an appraised value of $3.6 million. Delinquent PPP loans are fully government guaranteed and in the process of applying, or will apply, for forgiveness. One PPP loan with a balance of $1.1 million became current in October 2021.

PCD Loans (Held-for-Investment)
Under the CECL standard, the Company will continue to account for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($16.1 million at September 30, 2021 and $18.5 million at December 31, 2020) as accruing, even though they may be contractually past due. At September 30, 2021, 1.0% of PCD loans were past due 30 to 89 days, and 20.4% were past due 90 days or more, as compared to 9.6% and 35.2%, respectively, at December 31, 2020.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. During the second quarter of 2020, the Company implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days, which management may choose to extend for additional 90 days periods. At the peak of forbearance, June 2020, the Company had 286 loans approved for payment deferral representing $360.2 million, or approximately 10% of the Company's loan portfolio. As of September 30, 2021, substantially all of the borrowers who had requested relief have returned to contractual payments. Three borrowers with loans totaling $798,000 did not return to their contractual status, however, they are making some payments, but not contractual.
Loans in deferment status (“COVID-19 Modified Loans”) have continued to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers who were otherwise current on loan payments and were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers who were delinquent in their payments to the Bank prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, including Victory, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets) (5) (6)	1.18%	0.63%	1.44%	1.33%	0.62%
Return on equity (ratio of net income to average equity) (5) (6) (8) (9)	8.48	4.59	10.53	9.68	4.45
Average equity to average total assets	13.94	13.66	13.64	13.71	13.89
Interest rate spread	2.88	2.32	2.84	2.90	2.31
Net interest margin	2.99	2.50	2.96	3.02	2.54
Efficiency ratio (2) (5)	46.38	66.77	45.57	45.87	57.25
Non-interest expense to average total assets	1.40	1.74	1.44	1.42	1.48
Non-interest expense to average total interest-earning assets	1.48	1.83	1.52	1.50	1.57
Average interest-earning assets to average interest-bearing liabilities	137.26	127.70	134.73	134.71	125.50
Asset Quality Ratios:
Non-performing assets to total assets	0.14	0.20	0.17	0.14	0.20
Non-performing loans (3) to total loans (4)	0.20	0.30	0.23	0.20	0.30
Allowance for credit losses to non-performing loans (6)	516.99	350.66	446.00	516.99	350.66
Allowance for credit losses to total loans held-for-investment, net (4) (6) (7) (8)	1.02	1.04	1.03	1.02	1.04

(1)Annualized when appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(5)The three and nine months ended September 30, 2020, included merger-related expenses of $3.9 million ($2.9 million after-tax) and $4.3 million ($3.3 million after-tax), respectively.
(6)The nine months ended September 30, 2020, included an allowance for loan losses of $8.0 million ($5.8 million after-tax) related to additional factors considered for COVID-19.
(7)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $72.9 million, $132.7 million, and $145.2 million at September 30, 2021, June 30, 2021, and September 30, 2020, respectively, the allowance for credit losses to total loans held for investment, net, totaled 1.04%, 1.07%, and 1.08% respectively, at September 30, 2021, June 30, 2021, and September 30, 2020.
(8)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.4 million increase to its allowance for credit losses, including reserves of $6.8 million related to PCD loans. Ratios as of September 30, 2020 do not reflect the adoption of CECL.
(9)In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2021	June 30, 2021	December 31, 2020
ASSETS:
Cash and due from banks	$15,899	$18,681	$16,115
Interest-bearing deposits in other financial institutions	157,795	174,503	71,429
Total cash and cash equivalents	173,694	193,184	87,544
Trading securities	12,761	12,743	12,291
Debt securities available-for-sale, at estimated fair value	1,084,811	1,097,423	1,264,805
Debt securities held-to-maturity, at amortized cost	5,811	6,417	7,234
Equity securities	5,219	219	253
Loans held-for-sale	—	—	19,895
Loans held-for-investment, net	3,816,959	3,817,273	3,823,238
Allowance for credit losses	(38,862)	(39,493)	(37,607)
Net loans held-for-investment	3,778,097	3,777,780	3,785,631
Accrued interest receivable	13,826	14,521	14,690
Bank-owned life insurance	164,490	163,628	161,924
Federal Home Loan Bank of New York stock, at cost	22,336	24,508	28,641
Operating lease right-of-use assets	35,063	34,574	36,741
Premises and equipment, net	26,562	27,268	28,188
Goodwill	41,012	41,012	41,320
Other assets	34,403	33,633	25,387
Total assets	$5,398,085	$5,426,910	$5,514,544

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,141,380	$4,108,269	$4,076,551
Securities sold under agreements to repurchase	50,000	50,000	75,000
Federal Home Loan Bank advances and other borrowings	371,804	420,329	516,789
Lease liabilities	41,090	40,721	42,734
Advance payments by borrowers for taxes and insurance	23,496	24,203	19,677
Accrued expenses and other liabilities	31,109	30,178	29,812
Total liabilities	4,658,879	4,673,700	4,760,563

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	739,206	753,210	753,981
Total liabilities and stockholders’ equity	$5,398,085	$5,426,910	$5,514,544

Total shares outstanding	49,555,686	50,843,651	52,209,897
Tangible book value per share (1)	$14.08	$14.00	$13.64
(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $490,000, $540,000, and $640,000 at September 30, 2021, June 30, 2021, and December 31, 2020, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Interest income:
Loans	$38,539	$37,025	$39,699	$119,515	$107,705
Mortgage-backed securities	2,738	3,422	2,682	8,379	13,348
Other securities	494	541	484	1,402	2,342
Federal Home Loan Bank of New York dividends	318	410	336	1,024	1,443
Deposits in other financial institutions	57	59	35	129	262
Total interest income	42,146	41,457	43,236	130,449	125,100
Interest expense:
Deposits	1,420	5,643	1,671	4,961	22,395
Borrowings	2,309	3,206	2,878	8,208	9,934
Total interest expense	3,729	8,849	4,549	13,169	32,329
Net interest income	38,417	32,608	38,687	117,280	92,771
(Benefit)/provision for credit losses	(148)	165	(3,701)	(6,223)	10,269
Net interest income after (benefit)/provision for credit losses	38,565	32,443	42,388	123,503	82,502
Non-interest income:
Fees and service charges for customer services	1,370	1,009	1,327	3,894	2,795
Income on bank-owned life insurance	862	894	857	2,567	2,635
Gains on available-for-sale debt securities, net	370	45	509	976	105
(Losses)/gains on trading securities, net	(75)	763	807	1,096	397
Gain on sale of loans	—	—	1,401	1,401	665
Other	101	311	15	246	772
Total non-interest income	2,628	3,022	4,916	10,180	7,369
Non-interest expense:
Compensation and employee benefits	10,334	13,306	10,806	31,672	31,039
Occupancy	3,425	3,540	3,500	10,626	9,618
Furniture and equipment	431	425	442	1,310	1,107
Data processing	1,538	3,058	1,798	4,968	6,130
Professional fees	826	1,216	832	2,564	3,370
Advertising	576	424	684	1,725	1,585
Federal Deposit Insurance Corporation insurance	336	360	346	1,057	576
Other	1,569	1,459	1,463	4,547	3,901
Total non-interest expense	19,035	23,788	19,871	58,469	57,326
Income before income tax expense	22,158	11,677	27,433	75,214	32,545
Income tax expense	6,078	3,095	7,639	20,663	8,619
Net income	$16,080	$8,582	$19,794	$54,551	$23,926
Net income per common share:
Basic	$0.33	$0.17	$0.40	$1.12	$0.50
Diluted	$0.33	$0.17	$0.40	$1.11	$0.50
Basic average shares outstanding	48,095,473	50,707,691	48,907,585	48,838,396	48,131,005
Diluted average shares outstanding	48,486,096	50,719,803	49,307,661	49,137,037	48,210,281

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,817,638	$38,539	4.01%	$3,948,136	$39,699	4.03%	$3,722,678	$37,025	3.96%
Mortgage-backed securities (3)	924,326	2,738	1.18	967,526	2,682	1.11	1,051,606	3,422	1.29
Other securities (3)	159,334	494	1.23	141,475	484	1.37	125,749	541	1.71
Federal Home Loan Bank of New York stock	23,097	318	5.46	27,703	336	4.86	29,762	410	5.48
Interest-earning deposits in financial institutions	171,381	57	0.13	150,494	35	0.09	251,331	59	0.09
Total interest-earning assets	5,095,776	42,146	3.28	5,235,334	43,236	3.31	5,181,126	41,457	3.18
Non-interest-earning assets	300,036			295,768			267,131
Total assets	$5,395,812			$5,531,102			$5,448,257

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,829,513	671	0.09%	$2,754,346	$845	0.12%	$2,550,988	$2,023	0.32%
Certificates of deposit	444,629	749	0.67	574,899	826	0.58	889,110	3,620	1.62
Total interest-bearing deposits	3,274,142	1,420	0.17	3,329,245	1,671	0.20	3,440,098	5,643	0.65
Borrowed funds	438,238	2,309	2.09	556,682	2,878	2.07	617,150	3,206	2.07
Total interest-bearing liabilities	3,712,380	3,729	0.40	3,885,927	4,549	0.47	4,057,248	8,849	0.87
Non-interest bearing deposits	835,065			795,613			553,654
Accrued expenses and other liabilities	96,293			95,274			93,368
Total liabilities	4,643,738			4,776,814			4,704,270
Stockholders' equity	752,074			754,288			743,987
Total liabilities and stockholders' equity	$5,395,812			$5,531,102			$5,448,257

Net interest income		$38,417			$38,687			$32,608
Net interest rate spread (4)			2.88%			2.84%			2.32%
Net interest-earning assets (5)	$1,383,396			$1,349,407			$1,123,878
Net interest margin (6)			2.99%			2.96%			2.50%
Average interest-earning assets to interest-bearing liabilities			137.26%			134.73%			127.70%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,879,680	$119,515	4.12%	$3,594,409	$107,705	4.00%
Mortgage-backed securities (3)	1,002,008	8,379	1.12	973,564	13,348	1.83
Other securities (3)	134,322	1,402	1.40	136,840	2,342	2.29
Federal Home Loan Bank of New York stock	26,460	1,024	5.17	30,167	1,443	6.39
Interest-earning deposits in financial institutions	151,834	129	0.11	153,251	262	0.23
Total interest-earning assets	5,194,304	130,449	3.36	4,888,231	125,100	3.42
Non-interest-earning assets	302,123			285,787
Total assets	$5,496,427			$5,174,018

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,784,447	$2,448	0.12%	$2,229,601	$8,990	0.54%
Certificates of deposit	542,988	2,513	0.62	1,008,373	13,405	1.78
Total interest-bearing deposits	3,327,435	4,961	0.20	3,237,974	22,395	0.92
Borrowed funds	528,408	8,208	2.08	657,098	9,934	2.02
Total interest-bearing liabilities	$3,855,843	13,169	0.46	$3,895,072	32,329	1.11
Non-interest bearing deposits	790,266			467,243
Accrued expenses and other liabilities	96,602			92,820
Total liabilities	4,742,711			4,455,135
Stockholders' equity	753,716			718,883
Total liabilities and stockholders' equity	$5,496,427			$5,174,018

Net interest income		$117,280			$92,771
Net interest rate spread (4)			2.90%			2.31%
Net interest-earning assets (5)	$1,338,461			$993,159
Net interest margin (6)			3.02%			2.54%
Average interest-earning assets to interest-bearing liabilities			134.71%			125.50%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.